NEWS RELEASE
TSX: SCY
AUGUST 30, 2018
NR 18-12
www.scandiummining.com

DR. HASSO WEILAND JOINS SCANDIUM INTERNATIONAL MARKETING TEAM

Reno, Nevada, August 30, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that Dr. Hasso Weiland has joined the worldwide SCY marketing team, to help advance our efforts to market scandium products in advance of construction of the Nyngan Scandium Project in NSW, Australia.

Dr. Weiland is a metallurgist with a 30-year technical career in aluminum alloys and products, both in research and in commercialization of new products with Alcoa Inc, and Arconic. Dr. Weiland joined Alcoa in 1989, and most recently held the role of Division Manager and Technical Fellow at Alcoa’s (later Arconic’s) corporate Technical Center in New Kensington, Pennsylvania.

Dr. Weiland has extensive experience leading initiatives for Alcoa/Arconic in the commercialization of new aluminum products, and in reviewing emerging technologies in the aluminum manufacturing sector. He is a globally recognized expert in microstructure-property relationships, specifically in recrystallization and deformation mechanisms in metals. Most recently, Dr. Weiland led Arconic’s efforts in the aluminum-air battery initiative, and in marketing advanced alloys direct to industry customers, specifically for global automotive and aerospace applications.

Dr. Weiland holds a PhD. In Physical Metallurgy and an MS. in Physics from the University of Clausthal, in Germany (1989/1983), along with post-graduate executive course-work in marketing, finance, and strategy at MIT Sloan School of Management and Carnegie-Mellon School of Industrial Management. Dr. Weiland has also been a contributing Adjunct Associate Professor at both the University of Pittsburgh (1994-2003), and Pennsylvania State University (2006-2011), in each instance for the Department of Materials Science and Engineering.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are delighted to add Dr. Hasso Weiland to our marketing team, as his background is uniquely aligned with our efforts to define and demonstrate the value of aluminium-scandium alloys to waiting markets. Hasso brings valuable understanding of new alloy product design and customer-based marketing from an aluminium industry perspective, and he has the deep technical background to augment that commercial experience. These skills represent an immediate fit with our current efforts to forward-sell scandium products from our Nyngan Scandium Project in Australia, and we welcome Hasso’s experience and capabilities to our current technical and sales efforts.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.